Exhibit 1.01

Astronics Corporation

Conflict Minerals Report

For the Year Ended December 31, 2014

This report for the year ended December 31, 2014 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Act”). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”). These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict.

If a registrant can establish that the conflict minerals originated from sources other than the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”), or from recycled and scrap sources, they must submit a Form SD which describes the Reasonable Country of Origin Inquiry completed.

If a registrant has reason to believe that any of the conflict minerals in their supply chain may have originated in the Covered Countries, or if they are unable to determine the country of origin of those conflict minerals, then the issuer must exercise due diligence on the conflict minerals’ source and chain of custody. The registrant must annually submit a report, Conflict Minerals Report (“CMR”), to the SEC that includes a description of those due diligence measures.

The report presented herein is not audited as the Rule provides that if a registrant’s products are DRC conflict undeterminable in 2013 or 2014, the CMR is not subject to an independent private sector audit.

Company Overview

Astronics Corporation (the “Company”) is a leading supplier of products to the global aerospace, defense, electronics and semiconductor industries. Our products and services include advanced, high-performance electrical power generation & distribution systems, lighting & safety systems, avionics products, aircraft structures, engineering design and systems certification and automated test systems.

Conflict Minerals Policy

We have adopted the following conflict minerals policy, which is posted on our website:

http://www.astronics.com/about/conflict-minerals-statement.asp

Astronics Corporation is in the process of determining the products potentially containing conflict minerals and determining the sources of those conflict minerals within our supply chain. Suppliers to Astronics Corporation are advised to develop policies toward preventing the use of conflict minerals or derivative metals from mines sourcing conflict. Suppliers should document their efforts to determine the source of any conflict minerals or their derivatives and be prepared to provide evidence of the origin of 3TG metals in products supplied to Astronics Corporation. Our suppliers are requested to seek and obtain certification through the EICC/GeSI Conflict Free Smelter (CFS) program; a supplier survey tool to standardize the collection of information from the suppliers in our supply chain (www.conflictfreesmelter.org).

We are committed to working with our complex supply chain to ensure compliance with the Act, we are engaged with our suppliers and our contracts with them include or will include conflict mineral due diligence and reporting requirements. As our due diligence efforts develop, if we become aware of instances where minerals in our supply chain potentially finance the conflict, as defined in the SEC’s conflict minerals rule, we will work with our suppliers to find alternate sources.

Due Diligence

Our due diligence measures have been designed to conform, in all material respects, with the framework in The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and the related Supplements for gold and for tin, tantalum and tungsten.

We conducted a survey of our suppliers described above using the template developed by the Electronic Industry Citizenship Coalition (“EICC”) and The Global e-Sustainability Initiative (“GeSI”), known as the CFSI Reporting Template (the “Template”). The Template was developed to facilitate disclosure and communication of information on the source of conflict minerals. Questions included in the survey inquire as to a company’s conflict mineral policy and efforts, including a listing of the smelters identified within a supply chain and a reasonable inquiry into their country of origin.

Due to the complexity of our supply chain and our position downstream from the smelters and refiners, our suppliers continue to provide initial and revised responses. We review supplier responses for completeness and validity. Follow-up with our suppliers is an on-going process.

Our products require one or more of the conflict minerals either in their functionality or in their production. For the year ended December 31, 2014 we are unable to determine the origin of the 3TG contained in our products or to determine whether they came from recycled or scrap sources; the facilities used to process them; their country of origin; or their mine or location of origin.